EXHIBIT 99.4



                                Horizon PCS, Inc.
                               68 East Main Street
                           Chillicothe, OH 45601-0480

                                  May 17, 2002


SECURITIES AND EXCHANGE COMMISSION
450 5th Street, N.W.
Washington D.C. 20549

         Re:      Horizon PCS, Inc.
                  Amendment No. 1 to Form S-4
                  Filed May 17, 2002

Dear Sirs:

         This letter is written in accordance with your Temporary Final Rule and Final Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No.
S7-03-02 that became effective on March 18, 2002 (the "Andersen Release").

         Our Amendment No. 1 to Form S-4 was filed with the Securities and Exchange Commission on May 17, 2002 and included the accountant's report of Arthur Andersen LLP ("Andersen") on our consolidated financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Andersen has represented to us in writing that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                      Very truly yours,

                                      Horizon PCS, Inc.



                                 By:      /s/ Peter M. Holland
                                    --------------------------------------------
                                          Chief Financial Officer